Exhibit 99.1
Acacia Research Reports First Quarter 2022 Financial Results

New York, NY, May 12, 2022 - Acacia Research Corporation (Nasdaq: ACTG) (“Acacia” or the “Company”) today reported financial results for the three months ended March 31, 2022. The reported results reflect the contribution of Printronix Holding Corp. (“Printronix”), which was acquired on October 7, 2021.

Key Business Highlights
•Generated $13.5 million in consolidated revenue for the quarter, up from $5.8 million in revenue in the first quarter of 2021, including $10.9 million in revenue contribution from Printronix, acquired in October 2021.
•Recorded $66.9 million in realized gains during the quarter, including $59.5 million from the Life Sciences Portfolio.
•Completed $15.0 million of share repurchase under authorization announced in December 2021, repurchasing 3.1 million shares at an average price of $4.80. Initiated additional repurchases under new $40.0 million repurchase authorization announced in April.
•In April 2022, Mycovia Pharmaceuticals received FDA approval on its drug VIVJOA™ (otesecanazole) for the treatment of recurrent vulvovaginal candidiasis, triggering a $26 million milestone payment to Acacia through its ownership of Viamet Pharmaceuticals, anticipated to be received later in 2022.
•During the quarter, Acacia sold another $69.2 million of Life Science Portfolio holdings, bringing total realizations to date to $394 million. To date, Acacia has sold 24.9 million shares of Oxford Nanopore Technologies plc, for an average realized price of £4.86 per share, and continues to hold 14.1 million shares.

First Quarter 2022 Financial Highlights
(In millions, except per share data)

	Three Months Ended March 31,
	2022 (unaudited)	2021 (unaudited)

Intellectual property operations	$2.6	$5.8
Industrial operations	$10.9	—
Total revenues	$13.5	$5.8
Operating loss	$(8.5)	$(5.7)
Unrealized Gains (Losses) [1]	$(172.2)	$37.8
Realized Gains	$66.9	$0.8
Non-cash Derivative Liability Gain (Loss) [2]	$28.1	$(198.9)
GAAP Net Loss	$(73.3)	$(164.5)
GAAP Diluted Loss Per Share	$(1.61)	$(2.81)

[1] Unrealized gains and (losses) are related to the change in fair value of Acacia’s equity securities as of the end of the reported period.
[2] The non-cash derivative liability gain (loss) is related to the change in fair value of Acacia’s Series A and B warrants and embedded derivatives.

Clifford Press, Chief Executive Officer, stated, “Experience has shown that dislocations in the capital markets, such as those we are currently seeing, create significant opportunities for Acacia. Our strong capital position and team of seasoned M&A professionals, working alongside our strategic partners at Starboard Value, LP, should enable us to generate attractive acquisitions. As we look for such opportunities, our own stock continues to represent an attractive value relative to our book value, and we have been repurchasing our own shares under the recently expanded $40 million buyback authorization.”

First Quarter 2022 Financial Summary:
•Total revenues were $13.5 million, compared to $5.8 million in the same quarter last year.
◦Printronix generated $10.9 million in revenue in the quarter.
◦The Intellectual Property business generated $2.6 million in licensing and other revenue during the quarter, compared to $5.8 million in the same quarter last year.
•General and administrative expenses were $11.1 million, compared to $6.2 million in the same quarter of last year, primarily due to the inclusion of Printronix operating expenses, as well as increased business development and personnel expenses related to the Company’s acquisition organization. Deal costs are expensed as incurred, and not capitalized.
•Operating loss was $(8.5) million, compared to a loss of $(5.7) million in the same quarter of last year, primarily as a result of the Company’s acquisition infrastructure build out.
◦Printronix contributed $1.6 million in operating income.
•GAAP Net Loss of $(73.3) million, or ($1.61) per diluted share, compared to net loss of $(164.5) million, or $(2.81) per diluted share, in the first quarter of last year.
◦Net loss included $(105.3) million of net realized and unrealized losses, which was comprised of $66.9 million in realized gains primarily related to the Life Science Portfolio, offset by $(172.2) million in unrealized losses. Unrealized losses relate to the decline in share price of certain remaining holdings, as well as the reversal of unrealized gains previously recorded for shares sold during the quarter for realized gains.
◦The Company recognized non-cash income of $28.1 million related to the decline in the fair value of the Starboard Warrants and embedded derivative liabilities due to the decline in Acacia’s stock price during the quarter.

Balance Sheet and Capital Structure
•Cash, cash equivalents and equity investments measured at fair value totaled $535.9 as of March 31, 2022 compared to $670.7 million as of December 31, 2021.
•Equity securities without readily determinable fair value totaled $5.8 million as of March 31, 2022 and December 31, 2021.
•Investment securities representing equity method investments totaled $30.9 million as of March 31, 2022 and December 31, 2021 (before $11.0 million in noncontrolling interests).
•Total indebtedness, which represents the Senior Secured Notes issued to Starboard Value LP, was $168.7 million as of March 31, 2022 compared to $181.2 million at December 31, 2021. The reduction is due to paying down $15 million of Notes during the quarter. Subsequent to the end of the quarter, the Company paid down an additional $50 million of Notes.
•The Company’s current book value totaled $345.5 million, or $7.42 per share, as of March 31, 2022, compared to $430.5 million, or $8.80 per share, as of December 31, 2021. Acacia’s current book value reflects the impact of the outstanding Starboard warrants and the embedded derivative liabilities. Assuming full exercise of all issued derivatives, Acacia’s pro forma book value would rise to $952.2 million, or $5.91 per share, down from $1.1 billion, or $6.51 per share, as of December 31, 2021.

Acacia has generated $394 million in proceeds from sales of the Life Science Portfolio as of March 31, 2022, which was purchased for an aggregate price of $294 million. The remaining positions in the Life Science Portfolio represent $163.7 million in book value as shown below:

Public Securities
Based on Market Value (at March 31, 2022)

Company	Ticker	Number of Shares	Value

Oxford Nanopore Technologies plc [1]	LSE: ONT	14.1 mm	$73.7 mm
Arix Bioscience plc	LSE: ARIX	27.1 mm	$41.7 mm
Immunocore Holdings plc	NASDAQ: IMCR	0.68 mm	$20.3 mm
Induction Healthcare Group plc	AIM: INHC	4.2 mm	$2.2 mm

Total Public Holdings			$138.0 mm
(1) Sold 13.0 million shares in the first quarter of 2022 for approximately $69 million of gross proceeds.

Private Securities
Carried at Cost (at March 31, 2022)

Company	Ownership Percentage	Value

Viamet Pharmaceuticals, Inc.	26%
AMO Pharma	24%	$25.7 mm
NovaBiotics	4%

Total Private Holdings		$25.7 mm

Pro Forma Book Value and Changes to Derivative Valuations
As of March 31, 2022, book value was $345.5 million and there were 46.5 million weighted-average shares of common stock outstanding in the first quarter of 2022, for a book value per share of $7.42, down from $8.80 as of December 31, 2021. The decrease since December 31, 2021 is due to the decrease in our asset values, primarily cash and equity securities at fair value. Total liabilities for warrants and preferred stock to be eliminated upon exercise or expiration of all such warrants and preferred stock were $78.9 million as of March 31, 2022. All of these derivative liabilities would be eliminated upon exercise or expiration of all such warrants and preferred stock.

Under GAAP, book value reflects the impact of the liabilities associated with potential issuance of shares related to the exercise of the Company’s warrants and conversion of the Company’s convertible preferred stock. As the value of those liabilities varies with fluctuations in the Company’s stock price, management believes a presentation of book value assuming full exercise of all warrants and conversion of all preferred stock presents a useful measure of book value for investors. However, this calculation has its limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of book value calculated in accordance with GAAP.

Book value as of March 31, 2022 reflects the impact of the following:

•$168.7 million of face value of Notes issued to Starboard Value LP, $115 million of which may be used to exercise Series B warrants at $3.65 per share;
•$35 million in face value of Series A preferred stock issued to Starboard Value LP; and
•$78.9 million of warrants and embedded derivative liabilities associated with all preferred stock and warrants held by Starboard Value LP, to be eliminated upon exercise or expiration of all such warrants and preferred stock.

Assuming Starboard Value LP converted all preferred stock and exercised all warrants:

•$115 million of liabilities attributable to the Notes would be eliminated, and 31.5 million shares of common stock would be issued;
•$35 million in face value of preferred stock would be eliminated, and 9.6 million shares of common stock would be issued;
•$78.9 million of embedded derivative liabilities attributable to the warrants and preferred stock would be eliminated; and
•$378 million of cash would be added upon exercise of the remaining Series B warrants and Series A warrants, and 73.5 million shares of common stock would be issued.

The expected impact of this would be an incremental $606.8 million in book value, and an incremental 114.6 million of shares outstanding. Assuming such conversion and exercise, pro forma book value would be $952.2 million, and diluted shares outstanding would be 161.1 million, resulting in book value per share of $5.91, as compared to $6.51 as of December 31, 2021.

Share Repurchase Program
As previously reported, effective March 31, 2022, the Company’s Board of Directors approved a new stock repurchase program for up to $40.0 million of shares of common stock.

Investor Conference Call:
The Company will host a conference call today, May 12, 2022 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time).

To access the live call, please dial 888-506-0062 (U.S. and Canada) or 973-528-0011 (international). The conference call will also be simultaneously webcasted on the investor relations section of the Company’s website at http://www.acaciaresearch.com under Events & Presentations. Following the conclusion of the live call, a replay of the webcast will be available on the Company's website for at least 30 days.

About the Company
Acacia is a permanent capital platform with a strategy to purchase businesses based on the differentials between public and private market valuations. Acacia leverages its (i) access to flexible capital that can be deployed opportunistically as a result of its strategic partnership with Starboard Value LP, (ii) disciplined focus on identifying opportunities where it can be an advantaged buyer, initiate a transaction opportunity spontaneously, avoid a traditional sale process and complete the purchase of a business, division or other asset at an attractive price, (iii) willingness to invest across industries and in off-the-run, often misunderstood assets that suffer from a complexity or multi-factor discount, (iv) relationships and partnership abilities across functions and sectors, and (v) strong expertise in corporate governance and operational transformation. Acacia seeks to identify opportunities where it believes it is an advantaged buyer, where it can avoid structured sale processes and create the opportunity to purchase businesses, divisions and/or assets of companies at an attractive price due to Acacia’s unique capabilities, relationships or expertise, or Acacia believes the target would be worth more to it than to other buyers. Additional information about Acacia and its subsidiaries is available at www.acaciaresearch.com.
Safe Harbor Statement
This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon the Company’s current expectations and speak only as of the date hereof. The Company’s actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the Company’s ability to successfully implement its strategic plan, the ability to successfully identify and complete strategic acquisitions of businesses, divisions, and/or assets, the ability to successfully develop licensing programs and attract new business, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments addressing licensing and enforcement of patents and/or intellectual property in general, general economic conditions, including the impact of the COVID-19 pandemic and the success of the Company’s investments. The Company’s Annual Report on Form 10-K, and other SEC filings discuss some of the important risks and uncertainties that may affect the Company’s business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

The results achieved by the Company in prior periods are not necessarily indicative of the results to be achieved by us in any subsequent periods. It is currently anticipated that the Company’s financial results will vary, and may vary significantly, from quarter to quarter.

Investor Contact:
FNK IR
Rob Fink, 646-809-4048
rob@fnkir.com

Media Contact:
Longacre Square Partners
Greg Marose, 646-386-0091
gmarose@longacresquare.com

ACACIA RESEARCH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$289,369	$308,943
Equity securities at fair value	246,484	361,778
Equity securities without readily determinable fair value	5,816	5,816
Investment securities - equity method investments	30,934	30,934
Accounts receivable, net	9,141	9,517
Inventories, net	10,014	8,930
Prepaid expenses and other current assets	4,961	4,764
Total current assets	596,719	730,682

Long-term restricted cash	—	418
Property, plant and equipment, net	3,885	4,183
Goodwill	7,470	7,470
Other intangible assets, net	45,759	48,793
Leased right-of-use assets	2,334	2,027
Other non-current assets	5,273	5,283
Total assets	$661,440	$798,856

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,298	$5,440
Accrued expenses and other current liabilities	7,349	6,227
Accrued compensation	4,345	3,698
Royalties and contingent legal fees payable	2,303	2,463
Accrued patent investment costs	5,000	—
Deferred revenue	1,453	1,114
Senior Secured Notes Payable	168,661	181,248
Total current liabilities	194,409	200,190

Deferred revenue, net of current portion	660	581
Series A warrant liabilities	10,395	11,291
Series A embedded derivative liabilities	14,506	18,448
Series B warrant liabilities	73,118	96,378
Long-term lease liabilities	2,298	2,027
Deferred income tax liabilities, net	3,513	18,552
Other long-term liabilities	1,165	6,161
Total liabilities	300,064	353,628

Commitments and contingencies

Series A redeemable convertible preferred stock, par value $0.001 per share; stated value $100 per share; 350,000 shares authorized, issued and outstanding as of March 31, 2022 and December 31, 2021; aggregate liquidation preference of $35,000 as of March 31, 2022 and December 31, 2021	15,904	14,753

Stockholders' equity:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $0.001 per share; 300,000,000 shares authorized; 46,754,930 and 48,807,748 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	47	49
Treasury stock, at cost, 7,730,184 and 5,388,469 shares as of March 31, 2022 and December 31, 2021, respectively	(58,267)	(47,281)
Additional paid-in capital	647,640	648,389
Accumulated deficit	(254,990)	(181,724)
Total Acacia Research Corporation stockholders' equity	334,430	419,433

Noncontrolling interests	11,042	11,042

Total stockholders' equity	345,472	430,475

Total liabilities, redeemable convertible preferred stock, and stockholders' equity	$661,440	$798,856

ACACIA RESEARCH CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021

Revenues:
Intellectual property operations	$2,615	$5,803
Industrial operations	10,892	—
Total revenues	13,507	5,803

Costs and expenses:
Cost of revenues - intellectual property operations	4,564	5,313
Cost of sales - industrial operations	4,192	—
Engineering and development expenses - industrial operations	190	—
Sales and marketing expenses - industrial operations	2,016	—
General and administrative expenses	11,053	6,166
Total costs and expenses	22,015	11,479
Operating loss	(8,508)	(5,676)

Other (expense) income:
Equity securities investments:
Change in fair value of equity securities	(172,203)	37,849
Gain on sale of equity securities	66,876	819
Earnings on equity investment in joint venture	—	2,730
Net realized and unrealized (loss) gain	(105,327)	41,398
Change in fair value of investment	—	(2,752)
Gain on sale of investment	—	3,591
Change in fair value of the Series A and B warrants and embedded derivatives	28,098	(198,909)
Loss on foreign currency exchange	(813)	(24)
Interest expense on Senior Secured Notes	(2,601)	(1,157)
Interest income (expense) and other	1,007	(26)
Total other expense	(79,636)	(157,879)

Loss before income taxes	(88,144)	(163,555)

Income tax benefit (expense)	14,878	(10)

Net loss including noncontrolling interests in subsidiaries	(73,266)	(163,565)

Net income attributable to noncontrolling interests in subsidiaries	—	(900)

Net loss attributable to Acacia Research Corporation	$(73,266)	$(164,465)

Loss per share:
Net loss attributable to common stockholders - Basic and Diluted	$(75,117)	$(136,512)
Weighted average number of shares outstanding - Basic and Diluted	46,544,313	48,596,040
Basic and diluted net loss per common share	$(1.61)	$(2.81)